                                                                   EXHIBIT 11.1

                                  LYCOS, INC.
        COMPUTATION OF SHARES USED IN COMPUTING NET LOSS PER SHARE (1)

                          THREE MONTHS    YEAR         YEAR
                             ENDED        ENDED        ENDED        INCEPTION
                            JULY 31,    JULY 31,     JULY 31,     (JUNE 1, 1995)
                              1997        1997         1996      TO JULY 31, 1995
                          ------------ -----------  -----------  ----------------
Common stock, beginning
 of period..............   13,796,620   13,792,896   10,000,000     10,000,000
Cheap stock shares
 relating to SAB No. 83
 (2)....................          --           --     1,086,956      1,086,956
Weighted average common
 shares
 issued during the
 period.................          --         1,847      979,651            --
Treasury stock buyback..          --           --       (74,192)       (74,192)
                           ----------  -----------  -----------     ----------
Weighted average common
 shares
 outstanding during the    13,796,620   13,794,743   11,992,415     11,012,764
 period.................   ==========  ===========  ===========     ==========
Net loss................   $ (575,352) $(6,619,190) $(5,087,838)    $ (105,381)
                           ==========  ===========  ===========     ==========
Primary net loss per       $    (0.04) $     (0.48) $     (0.42)    $    (0.01)
 share..................   ==========  ===========  ===========     ==========
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(1) Fully diluted net loss per share has not been separately presented, as the amounts would not be materially different from primary net loss per share.
(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin
    No. 83, certain common and common equivalent shares issued by the Company during the twelve months immediately preceding the initial filing of the registration statement relating to the Company's initial public offering at less than the additional public offering price have been included in the calculation of weighted average shares, using the treasury stock method and the initial public offering price, as if these shares were outstanding for all periods prior to the initial public offering.